Exhibit 99.1

March 1, 2021

Kennedy Wilson Announces Proposed $150 Million Senior Notes Offering

BEVERLY HILLS, Calif.—(BUSINESS WIRE)—Kennedy Wilson, Inc. (“Kennedy Wilson”), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced that it has commenced an offering of $150 million aggregate principal amount of senior notes, consisting of senior notes due 2029 (the “2029 notes”) and senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”). The notes will be issued as additional notes under the indentures pursuant to which Kennedy Wilson previously issued $500 million aggregate principal amount of 4.75% senior notes due 2029 and $500 million aggregate principal amount of 5.00% senior notes due 2031 (together, the “initial notes”). Each series of notes will be treated as a single series of securities with its corresponding series of initial notes under the applicable indenture and will have the same CUSIP number as, and be fungible with, the applicable series of initial notes.

Kennedy Wilson intends to use the net proceeds from the offering, together with the proceeds of the offering of the initial notes and cash on hand, to redeem the entire outstanding balance of $573.1 million aggregate principal amount of its 5.875% senior notes due 2024 (the “2024 notes”) pursuant to the indenture governing the 2024 notes, and pay related transaction expenses. This press release does not constitute a notice of redemption with respect to the 2024 notes.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC and is available on its website at www.sec.gov.

BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc., Fifth Third Securities, Inc. and Goldman Sachs & Co. LLC are acting as joint book-running managers, and BBVA Securities Inc. is acting as co-manager, in connection with the offering. Copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, together with the accompanying prospectus, may be obtained from BofA Securities, Inc., by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com.

This news release is not an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of that state or other jurisdiction.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor will there be any sale of the notes, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a leading global real estate investment company. We own, operate, and invest in real estate through our balance sheet and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., U.K., and Ireland.

KW-IR

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds and the terms of the notes being offered. Forward-looking statements represent Kennedy Wilson’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates and risks relating to Kennedy Wilson’s business, including those described in periodic reports that Kennedy Wilson files from time to time with the SEC. Kennedy Wilson may not consummate the proposed offering or redemption described in this press release and, if the proposed offering or redemption is consummated, cannot provide any assurances regarding the final terms of the notes or the amount of 2024 notes redeemed, or Kennedy Wilson’s ability to effectively apply the net proceeds from the proposed offering. The forward-looking statements included in this press release speak only as of the date of this press release, and Kennedy Wilson does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Daven Bhavsar, CFA

Vice President of Investor Relations

+1 (310) 887-3431

dbhavsar@kennedywilson.com

Source: Kennedy Wilson